SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
            SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

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    14a-6(e)(2))

                           FINGERHUT COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                 FINGERHUT LOGO
                               4400 BAKER ROAD
                         MINNETONKA, MINNESOTA 55343
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 15, 1996

TO THE SHAREHOLDERS OF FINGERHUT COMPANIES, INC.:

Notice is hereby given that the Annual Meeting of the Shareholders of Fingerhut Companies, Inc. (the "Company") will be held at 11:00 a.m. (Minneapolis time) on Wednesday, May 15, 1996, at the Minneapolis Hilton, 1001 Marquette Avenue South, Minneapolis, Minnesota, for the following purposes:

     1. To elect three Class III directors, each to serve for a three-year term and until his successor is elected and qualified.

     2. To vote on the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the 1996 fiscal year.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of record of the Company's Common Stock at the close of business on March 20, 1996, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                         BY ORDER OF THE BOARD OF DIRECTORS


                         /s/ John K. Ellingboe
                         John K. Ellingboe
                         Secretary

March 28, 1996



                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 15, 1996

This proxy statement is provided in connection with the 1996 Annual Meeting of Shareholders of Fingerhut Companies, Inc. (the "Company"), which will be held at 11:00 a.m. on Wednesday, May 15, 1996 at the Minneapolis Hilton, 1001 Marquette Avenue South, Minneapolis, Minnesota, and any adjournment thereof. The accompanying proxy is solicited by the Board of Directors of the Company. The Company's principal executive offices are located at 4400 Baker Road, Minnetonka, Minnesota 55343.

The Board of Directors is aware of two items of business to be considered at the Annual Meeting: (1) the election of three Class III directors and (2) ratification of the appointment of independent auditors for the 1996 fiscal year. The Board of Directors knows of no other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment.

The Board of Directors recommends that an affirmative vote be cast in favor of both of the proposals listed in the proxy (or voting instructions) card. By completing and returning the accompanying proxy, the shareholder authorizes Theodore Deikel and John K. Ellingboe, as designated on the face of the proxy, to vote all shares for the shareholder. All returned proxies that are properly signed and dated will be voted as the shareholder directs. If no direction is given, executed proxies will be voted FOR each of the nominees and the listed proposals. Regardless of the size of your holdings, you are encouraged to complete and return the proxy or voting instructions card so that your shares may be voted at the Annual Meeting. A proxy may be revoked by a shareholder at any time before it is voted at the Annual Meeting by giving notice of revocation to the Company in writing, by execution of a later dated proxy or by attending and voting at the Annual Meeting.

Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted for purposes of determining the presence of a quorum at the Annual Meeting and treated as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

This proxy statement and the accompanying form of proxy are being sent or given to shareholders beginning on or about March 28, 1996, along with the Company's 1995 Annual Report to Shareholders.

Holders of record of the Company's common stock, $.01 par value (the "Common Stock"), at the close of business on March 20, 1996, will be entitled to vote on all matters at the Annual Meeting. Each share will be entitled to one vote. On March 20, 1996, a total of 46,434,994 shares of Common Stock were outstanding.

All expenses in connection with the solicitation of this proxy will be paid by the Company. Officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone or electronic transmission.

                                 PROPOSAL 1:
                            ELECTION OF DIRECTORS

In accordance with the terms of the Company's Amended and Restated Articles of Incorporation, the Board of Directors is divided into three classes, designated as Class I, Class II and Class III, respectively, with staggered three-year terms of office. At each annual meeting, directors who are elected to succeed the class of directors whose terms expire at that meeting will be elected for three-year terms. At the Annual Meeting, three Class III directors will be elected to hold office for three-year terms that will expire at the annual meeting of shareholders to be held in 1999 and until their successors are elected and qualified. The Board of Directors has designated Theodore Deikel, Wendell R. Anderson and Edwin C. Gage as nominees for reelection to the Board of Directors of the Company. Each of the nominees has consented to serve as director, if elected. If any of the nominees becomes unable to accept nomination or election, the enclosed proxy will be voted for the election of a nominee designated by the Board of Directors, unless the Board reduces the number of directors on the Board of Directors or unless the shareholder indicates to the contrary on the proxy. The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Annual Meeting is required for election of each nominee. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

Certain biographical information furnished by the Company's directors and nominees, and the directors' respective terms of office, is presented below.


NOMINEES FOR ELECTION AT THE ANNUAL MEETING:

THEODORE DEIKEL (age 60) has been Chairman of the Board, Chief Executive Officer and President of the Company since 1989. Mr. Deikel is a Class III director whose term expires at the Annual Meeting. From 1985 until rejoining the Company, Mr. Deikel served as Chairman and Chief Executive Officer of CVN Companies, Inc., a direct marketing company using television and direct mail. From 1979 to 1983, Mr. Deikel was Executive Vice President of American Can Company (a predecessor of The Travelers Inc.) and Chairman of American Can Company's specialty retailing division, which included the Company. In addition, Mr. Deikel was Chief Executive Officer of Fingerhut Corporation from 1975 to 1983.

WENDELL R. ANDERSON (age 63) has been of counsel to the law firm of Larkin, Hoffman, Daly and Lindgren, Ltd. since 1991, and was a partner in the firm for at least five years prior to that time. The law firm provides legal services to the Company from time to time. Mr. Anderson has been a director of the Company since 1990. He is a Class III director whose term expires at the Annual Meeting. He is a former United States Senator and former Governor of the State of Minnesota, serves on the University of Minnesota Board of Regents and is also a director of National City Bancorporation, Evans Environmental Corporation and Turbodyne Technologies, Inc.

EDWIN C. GAGE (age 55) has been a director of the Company since 1992. Mr. Gage is Chairman and Chief Executive Officer of Gage Marketing Group LLC (integrated direct marketing and promotional services), which he formed in January 1992, and Vice Chairman of Carlson Holdings, Inc. (holding company for hospitality, marketing and travel companies). He was Chief Executive Officer of Carlson Companies, Inc. from 1989 to 1992. Mr. Gage is a Class III director whose term expires at the Annual Meeting. Mr. Gage is also a director of SuperValu Stores, Inc., Carlson Holdings, Inc., Minnesota Council for Quality, and Minneapolis Institute of Arts; and an advisory board member for the Kellogg Graduate School of Management at Northwestern University.


CONTINUING DIRECTORS:

STANLEY S. HUBBARD (age 62) has been a director of the Company since 1990. For more than the past five years he has been Chairman of the Board, President and Chief Executive Officer of Hubbard Broadcasting, Inc. (privately held communications company); he is also an executive with several other entities affiliated with Hubbard Broadcasting, including Conus Communications, a satellite news gathering company. He is founder and Chairman of the Board of United States Satellite Broadcasting Company. Mr. Hubbard is a Class II director whose term expires at the 1998 Annual Meeting.

RICHARD M. KOVACEVICH (age 52) has been a director of the Company since 1993 and is a Class II director whose term expires at the 1998 Annual Meeting. Mr. Kovacevich has been Chairman of Norwest Corporation (bank holding company) since 1995 and has been President and Chief Executive Officer of Norwest Corporation since 1993; from 1989 to 1992, he was President and Chief Operating Officer of Norwest Corporation. Mr. Kovacevich also serves as a director of Norwest Corporation, ReliaStar Financial Corp. (formerly The NWNL Companies, Inc.) and Northern States Power Company. In addition, he also serves as a director of the Bankers Roundtable; as a director and Vice President of the Walker Art Center; as a director and member of the Executive Committee of the Minnesota Business Partnership, Inc.; as Vice Chairman of the Board of The Greater Minneapolis Metropolitan Housing Corporation; as Chairman of the American Bankers Council; and as a member of the Federal Reserve Advisory Council and the Advisory Council of Stanford University Graduate School of Business.

DUDLEY C. MECUM (age 61) has been a director of the Company since 1990 and has been a partner in the firm of G.L. Ohrstrom & Co. (merchant banking) since 1989. He was Chairman of Mecum Associates, Inc. (management consulting) from 1987 to 1989. Mr. Mecum is a Class I director whose term expires at the 1997 Annual Meeting. Mr. Mecum is also a director of The Travelers Inc., Lyondell Petrochemical Corporation, Vicorp Restaurants, Inc., DynCorp, Roper Industries, Inc. and Harrow Industries, Inc.

Rakesh K. Kaul resigned from the Board of Directors in February 1996. The Board of Directors has determined not to fill the vacancy resulting from Mr. Kaul's resignation at this time. At the Annual Meeting, shareholders may only vote for three individuals to serve as Class III directors.

The Board of Directors has established Executive, Compensation and Audit Committees. The Company does not have a nominating committee.

The Executive Committee is authorized to exercise the full power of the Board of Directors in the management and conduct of the business affairs of the Company during the interim between meetings of the Board. The Executive Committee may also review and make recommendations to the Board of Directors with respect to various corporate matters. The current members of the Executive Committee are Messrs. Anderson and Deikel. During the fiscal year ended December 29, 1995, the Executive Committee met four times.

The Compensation Committee sets the compensation of all the Company's officers whose base annual salary exceeds $200,000, approves, adopts and administers compensation plans, administers and grants stock options under the Company's stock option plans, reviews administration of the Company's benefit plans and reviews and makes recommendations to the Board of Directors on matters relating to compensation of all officers. During the fiscal year ended December 29, 1995, the Compensation Committee met four times. The current members of the Compensation Committee are Messrs. Gage, Hubbard and Kovacevich.

The Audit Committee supervises and reviews the Company's accounting and financial services, makes recommendations to the Board of Directors as to nomination of independent auditors, confers with the independent auditors and internal auditors regarding the scope of their proposed audits and their audit findings, reports and recommendations, reviews the Company's financial controls, procedures and practices, approves all nonaudit services by the independent auditors and reviews transactions between the Company and its affiliates. The current members of the Audit Committee are Messrs. Gage, Hubbard and Mecum. The Audit Committee met four times during the fiscal year ended December 29, 1995.

During the fiscal year ended December 29, 1995, the Board of Directors met four times. All incumbent directors attended at least 75% of all the meetings of the Board of Directors and committees that were held while they were serving on the Board of Directors or on such committee. The Company's Board of Directors and committees also act from time to time by written consent in lieu of meetings.

Compensation of Directors. Members of the Board of Directors who are not employees of the Company receive an annual retainer of $20,000 for membership on the Board of Directors, including service on committees of the Board. The directors designated and serving as the chairperson of the Audit Committee and of the Compensation Committee also receive an annual retainer of $4,000 for service as chairperson of such committee. In addition, non-employee directors receive an attendance fee of $2,500 for each regular or special meeting attended of the Board of Directors. Directors employed by the Company receive no directors' fees. In addition, the Company reimburses reasonable travel, lodging and other incidental expenses incurred by directors in attending meetings of the Board of Directors and committees. Wendell Anderson, a member of the Company's Board of Directors, provides certain governmental and regulatory affairs consulting services to the Company, for which he was paid $144,000 plus reimbursement of expenses in 1995.

During 1995, the Board of Directors adopted the Fingerhut Companies, Inc. Non-Employee Directors Stock Option Plan. On March 1, 1996, the non-employee directors were each granted the option to purchase 5,000 shares of Common Stock at the exercise price of $13.875. These options are fully vested and terminate on the earlier of March 1, 2001 or seven months following a director's resignation.

Under the Fingerhut Companies, Inc. Directors' Retainer Stock Deferral Plan, non-employee directors may elect to have all or a portion of the annual retainer for service on the Board of Directors paid in the form of shares of Common Stock. The payment may be deferred, in which case directors who elect to defer their retainer will have their deferred stock accounts credited with the number of shares equal to the deferred retainer amount divided by the market price of the Common Stock on the date the retainer was otherwise payable. Mr. Hubbard has elected to have 100% of his annual retainer paid in the form of Common Stock.

                        TOTAL SHAREHOLDER RETURN INDEX

The following graph compares the cumulative total shareholder return on the Company's Common Stock ("FHT") since December 31, 1990, with the cumulative total return for the Standard & Poor's 500 Stock Index ("SP500") and the Dow Jones Retailers Broadline Index ("DJRTB") over the same period, assuming the investment of $100 on December 31, 1990 and reinvestment of all dividends.

                                    [GRAPH]

            12/31/90     12/31/91     12/31/92     12/31/93     12/31/94     12/31/95
FHT           $100         $181         $194         $363         $202         $182
SP500         $100         $130         $140         $155         $157         $215
DJRTB         $100         $166         $192         $184         $156         $176


           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed of independent directors who qualify as disinterested persons for purposes of Rule 16b-3 under the Securities Exchange Act of 1934.


COMPENSATION POLICIES. The Company's current executive compensation policies are intended to achieve three basic goals: (i) allow the Company to attract and retain the highest caliber executives; (ii) provide compensation programs that reward individual and corporate performance and motivate executives to achieve strategic corporate goals for both short-term and long-term financial results; and (iii) align the interests of executives with the interests of the Company's long-term shareholders through stock options and other stock-based awards.

The Compensation Committee believes that the most effective executive compensation program is one that provides incentives to achieve both current and longer-term strategic goals, with the ultimate objective of enhancing shareholder value. Accordingly, the Compensation Committee believes executive compensation should be comprised of both short-term cash-based programs that reward achievement of individual and Company-specific goals and long-term equity-based incentives that reward executives only to the extent that the Company's Common Stock price increases for all shareholders.

The Company's annual compensation mix provides for base salaries, as well as the opportunity to receive annual bonuses that are linked directly to financial performance of the Company and, to varying extents, to individual performance. This permits the Company to attract and retain talented executives but makes a substantial portion of an executive officer's annual compensation dependent on the Company's performance.

The Company provides long-term equity-based compensation generally through participation in the Fingerhut Companies, Inc. Stock Option Plan (the "Stock Option Plan) and the Fingerhut Companies, Inc. 1995 Long-Term Incentive and Stock Option Plan (the "1995 Stock Option Plan"). This assures that key employees have a meaningful stake in the Company, the ultimate value of which is dependent on the Company's long-term stock price appreciation, and that the interests of employees are aligned with those of the shareholders. In limited cases, the Compensation Committee has granted equity incentives in subsidiaries.


POLICY ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million per year for compensation paid to the executive officers named in the "Summary Compensation Table" unless certain requirements are met. The Compensation Committee has carefully considered these requirements and the regulations and has structured its programs so that bonus compensation and gains from exercises of Company stock options will be exempt from the deduction limitations. The Compensation Committee's present intention is to structure compensation to be tax deductible; however, it retains the right to authorize compensation that does not qualify for income tax deductibility.


SALARIES. Executive officer base salaries are not based on the Company's performance. Salaries generally are intended to be competitive with the average base salaries paid by corporations similar in size to the Company, as indicated in independent salary surveys. The Company competes for talented executives with a wide variety of corporations, which are not necessarily the same as those referenced in the performance graph. Recently recruited executive officers' base salaries reflect their positions and experience, as well as the compensation package required to attract them to the Company in light of market factors. Annual merit increases are based on a subjective evaluation of an officer's performance. As part of the annual budget process, the Company sets company-wide guidelines for merit salary increases. These guidelines provided for 3.6% average increases for exempt employees' salary reviews effective during 1995, with a 14-month salary review period. A majority of the executive officers received salary increases in excess of the guidelines, reflecting increased responsibilities, internal parity and retention considerations. The Compensation Committee increased the Chief Executive Officer's 1995 salary to $600,000 from $540,050 in 1994.


ANNUAL INCENTIVE COMPENSATION. A significant portion of the executive officers' compensation is at risk each year in the form of variable annual incentive bonuses under the Fingerhut Companies, Inc. and Subsidiaries Key Management Incentive Bonus Plan for Designated Corporate Officers (the "Bonus Plan") or the Fingerhut Companies, Inc. Annual Incentive Bonus Plan (the "Annual Incentive Bonus Plan").

Bonus Plan. The Bonus Plan is approved annually by the Compensation Committee and is intended to provide incentives to management to achieve or exceed the Company's financial goals for that year. All executive officers other than the Chief Executive Officer, as well as all vice presidents and other management level employees, participated in the 1995 Bonus Plan. The 1995 Bonus Plan formula had four components: paid base salary, targeted bonus percentage (based on job level), Company performance factor and individual performance objectives. The proportion of the targeted bonus based on the Company's financial performance ranged from 50% for vice presidents to 65% for senior executive officers other than the Chief Executive Officer. The 1995 Bonus Plan established target and maximum bonuses of 75% and 97.5%, respectively, of paid base salary for vice presidents and 125% and 162.5%, respectively, of paid base salary for senior executives. The Company performance factor was based on one or more of the following factors, depending on the individual's area of responsibility:1995 earnings per share, Fingerhut Corporation pre-tax earnings or Fingerhut Financial Services pre-tax earnings. The Company's 1995 earnings per share resulted in Company performance factors of 63% of target for senior executives and 52% of target for vice presidents. In addition, the 1995 Bonus Plan also provided for special President's Awards for extraordinary service. Four executive officers received a President's Award in 1995, including three named executives.

Annual Incentive Bonus Plan. The Company wishes to ensure that bonuses paid to executive officers satisfy the requirements for deductibility under
Section 162(m) of the Internal Revenue Code of 1986, as amended. Therefore, the Compensation Committee adopted the Annual Incentive Bonus Plan, which was approved by the shareholders in 1994. The Chief Executive Officer was the only 1995 participant. As with the Bonus Plan, the Annual Incentive Plan used a Company performance schedule based on the Company's 1995 earnings per share. It provided for a target bonus of 125% of paid base salary and a maximum bonus of 162.5% of paid base salary, calculated solely on the Company's 1995 earnings per share. Under this plan, the Chief Executive Officer received a bonus of $519,132, which was 72% of his target bonus.

LONG-TERM INCENTIVE COMPENSATION. The Company's stock-based incentive plans are designed to align a significant portion of the executive compensation program with long-term shareholder interests. Options granted under these plans only have value to the extent the Common Stock appreciates from the date the options are granted.

1995 Stock Option Plan. The 1995 Stock Option Plan permits a variety of stock-based grants and awards and gives the Committee flexibility in tailoring its long-term compensation programs. During 1995, the Compensation Committee granted a total of 1,401,800 nonqualified stock options under the 1995 Stock Option Plan, of which 943,000 were awarded to thirteen executive officers. These options had exercise prices at fair market value on the grant date, vest over a three-year period and expire after ten years. The number of shares covered by the grants were based on the recommendations of outside compensation consultants, the level of job responsibility and the recommendations of the Chief Executive Officer.

Stock Option Plan. The Stock Option Plan permits grants of incentive stock options and non-qualified stock options, although the Compensation Committee has granted only non-qualified options. These options are granted with an exercise price at the fair market value on the grant date, vest over a five-year period and expire after ten years. The number of shares covered by a grant reflect the level of job responsibility and, in some cases, subjective factors based on recommendations of the Chief Executive Officer. During 1995, the Compensation Committee granted options under the Stock Option Plan to purchase a total of 3,000 shares of Common Stock to one executive officer as a result of a promotion. Following the adoption of the 1995 Stock Option Plan, the Compensation Committee generally suspended the use of new grants under the Stock Option Plan.

Peip Plan. Under the PEIP Plan, employees were offered the opportunity to purchase option units, each consisting of four non-qualified seven-year options to purchase Common Stock, with exercise prices of 110%, 120%, 130% and 140%, respectively, of the fair market value of Common Stock on the grant date. If an option expires unexercised, or upon termination of employment, the optionee will be entitled to the return of all or a portion of the purchase price initially paid to acquire the option, depending on the market value of the Common Stock on the expiration or termination date. During 1995, one executive officer was granted the right to purchase options under the PEIP Plan for an aggregate of 4,000 shares of Common Stock, as a result of a promotion. In 1995, the Compensation Committee determined that the PEIP Plan was not succeeding in its goals of attracting, motivating and retaining key employees. Because most corporations offer standard stock option arrangements, the Company was forced to provide additional compensation to offset the unattractive perception of the PEIP Plan by prospective employees. In addition, the financial incentive to terminate employment to recover the purchase price undermined the goal of employee retention. As a result of these factors and a determination that the then outstanding PEIP options had a Black-Scholes value at least equal to the original purchase price, the Compensation Committee decided to stop granting new PEIP options and to allow employees to sell their PEIP options to the Company at the original purchase price. Employees elected to sell over 80% of the then outstanding PEIP options back to the Company. The available shares underlying ungranted PEIP options and repurchased PEIP options were cancelled and not re-issued. At December 29, 1995, 342,244 PEIP options remained outstanding. The Compensation Committee did not reprice any PEIP options that employees elected to retain.

Supplemental Executive Retirement Plan. The Company adopted the Fingerhut Supplemental Executive Retirement Plan ("SERP") on February 14, 1996, the details of which are described in the "Executive Compensation -- Supplemental Executive Retirement Plan" section of this proxy statement. The Board of the Company adopted the SERP as a method for the Company to supplement benefits for its executives lost due to the limitations on qualified plans, such as the Company's Pension Plan, and to provide additional retirement benefits that will aid in the retention of the Company's key executives.


RICHARD M. KOVACEVICH        EDWIN C. GAGE                STANLEY S. HUBBARD
Chairman                     Member                       Member
Compensation Committee       Compensation Committee       Compensation Committee


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Edwin C. Gage, Stanley S. Hubbard and Richard M. Kovacevich. The Company leases telemarketing and warehouse space from Carlson Real Estate Company, a partnership owned by various members of the immediate family of Edwin C. Gage, including Mr. Gage. Rental expense for 1995 under these leases was approximately $1,882,000. The Company believes the terms of the leases are at least as favorable to the Company as it could have received from an unrelated third party. The annual rental amount is not material to either the Company or Carlson Real Estate Company.

For a number of years, the Company has had regular banking relationships with Norwest Bank Minnesota, N.A. ("Norwest Bank"), a subsidiary of Norwest Corporation. Richard M. Kovacevich is President and Chief Executive Officer of Norwest Corporation. Norwest Bank is one of the lending banks and is a letter of credit issuing bank under the Company's revolving credit and letter of credit facility and is also the registrar and transfer agent with respect to the Common Stock. In addition, the Company and its subsidiaries maintain a number of depository and checking accounts with Norwest Bank and its affiliates. The Company paid Norwest Bank approximately $2,281,000 with respect to these services and relationships for 1995. The Company believes the terms of the various banking relationships, and the fees paid, are at least as favorable to the Company as it could have received from an unrelated third party. The amount paid is not material to either the Company or Norwest Corporation.

                            EXECUTIVE COMPENSATION

The following table sets forth cash and noncash compensation for each of the last three fiscal years to the Chief Executive Officer and each of the four other most highly compensated executive officers who were serving as executive officers at December 29, 1995:

                          SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                   ANNUAL COMPENSATION                   AWARDS
                                                                     OTHER ANNUAL      SECURITIES        ALL OTHER
NAME AND PRINCIPAL                                                   COMPENSATION      UNDERLYING      COMPENSATION
POSITION                       YEAR     SALARY ($)     BONUS ($)        ($)(a)        OPTIONS(#)(b)       ($)(c)
Theodore Deikel                1995      $576,814      $519,132        $530,143          250,000         $ 16,500
 Chief Executive Officer       1994      $542,971      $      0        $433,873                0         $ 15,900
                               1993      $536,756      $789,702        $327,996          400,000         $ 30,000

Rakesh K. Kaul (d)             1995      $432,429      $389,186        $ 72,238          225,000         $ 16,500
 Chief Operating Officer       1994      $342,689      $ 87,244        $ 52,494           50,000         $ 15,900
                               1993      $294,231      $414,314        $ 53,515          250,000         $ 94,858

Ronald N. Zebeck (e)           1995      $358,481      $478,348        $ 55,008          105,000         $ 16,500
 President, Fingerhut          1994      $275,962      $211,735        $ 53,060           75,000         $790,500
 Financial Services            1993            --            --              --               --               --
 Corporation

James B. Moran                 1995      $290,882      $261,793        $ 56,790           50,000         $ 16,500
 Senior Vice President,        1994      $284,000      $ 72,303        $ 52,427                0         $ 15,900
 Operations                    1993      $294,750      $415,045        $ 34,649          100,000         $ 30,000

Andrew V Johnson               1995      $227,067      $163,489        $ 47,938           50,000         $ 16,500
 Senior Vice President,        1994      $204,269      $ 40,854        $ 43,612                0         $ 15,900
 Marketing                     1993      $165,942      $188,884        $ 22,667          100,000         $ 30,000

(a) Amounts reported under "Other Annual Compensation" represent perquisites or other personal benefits, cash payments designated as an auto allowance, tax reimbursement payments and, for 1994 and 1995 only, $9,099 cash payments to Messrs. Deikel, Johnson, Kaul and Moran under the Fingerhut Corporation Profit Sharing Excess Plan. In accordance with rules of the Securities and Exchange Commission, perquisites and other personal benefits totalling less than $50,000 or 10% of a named executive officer's salary and bonus have been omitted. The auto allowance payments were: Mr. Deikel, $19,500 for 1995 and 1994 and $17,100 for 1993; Messrs. Kaul and Moran, $16,524 for 1995 and 1994 and $14,484 for 1993; Mr. Zebeck, $16,524 for 1995 and
     $12,737 for 1994; and Mr. Johnson, $13,688 for 1995 and 1994 and $11,047
     for 1993. The perquisites or other personal benefits that exceed 25% of the amounts listed in this column for any named executive officer are: $416,019 for 1995, $327,482 for 1994 and $244,661 for 1993 for interest paid by the Company on Mr. Deikel's personal loan to pay the income tax liability on his 1992 stock exercise.

(b) Adjusted for the Company's 1993 two-for-one stock split. The amounts listed for 1993 for Messrs. Deikel, Moran and Johnson and for 1994 for Mr. Zebeck represent PEIP options that were repurchased by the Company in 1995. The Company did not grant any restricted stock during 1993-1995.

(c) Amounts disclosed in this column, except as to Mr. Kaul with respect to 1993 and Mr. Zebeck with respect to 1994, represent only amounts contributed under the Fingerhut Corporation Profit Sharing Plan. The 1993 amount listed for Mr. Kaul included $64,858 in relocation expenses. The 1994 amount for Mr. Zebeck consisted only of the amount paid to Mr. Zebeck to cover expenses incurred in connection with his relocation to Minnesota.

(d)  Mr. Kaul resigned effective February 23, 1996.

(e) Mr. Zebeck commenced employment with Fingerhut Financial Services Corporation, a wholly owned subsidiary of the Company, in March 1994.

Pension Plan. Fingerhut Corporation maintains a noncontributory defined benefit plan (the "Pension Plan") for substantially all of its nonunion employees (and the nonunion employees of certain of the Company's other subsidiaries) who have completed at least one year of service. Under the Pension Plan, the current service pension credit of a participant for each year is equal to the sum of .82% of his or her certified earnings not in excess of Social Security covered compensation for that plan year and 1.40% of the balance of his or her certified earnings for that year. Retirement benefits under the Pension Plan are the sum of the pension credits for each year of service. Participants are 100% vested after completion of at least five years of service or if they are at least age 65 upon termination of employment. The Pension Plan also provides reduced early retirement benefits for participants who have attained age 55 and have at least five years of service. In addition, the Company adopted a nonqualified supplemental pension plan to provide certain officers the benefits that would be payable under the Pension Plan but for the reduction in the limitation on compensation imposed by Internal Revenue Code section 401(a)(17) and based on the $115,641 limitation in effect for 1993 under Code section 415(b)(1)(A). The estimated combined annual benefit payable at age 65 for the named executives under the qualified plan and the nonqualified plan is: Mr. Deikel, $66,481; Mr. Kaul, $0; Mr. Zebeck, $43,702; Mr. Moran, $52,196; and Mr. Johnson, $89,397. Mr.
Kaul's estimated benefit is zero because his employment ended before he was vested under the Pension Plan.

Supplemental Executive Retirement Plan. The Compensation Committee adopted on February 14, 1996, a Supplemental Executive Retirement Plan (the "SERP") that covers officers or other senior management employees of the Company selected for participation by the Compensation Committee. Under the SERP, the Company will pay a benefit to a participant whose employment relationship with the Company is completely severed either (a) at or after age 65 with five years of service or (b) at or after age 55, if the participant has five years of service and the sum of the participant's age and years of service equals at least 70. Service includes service to the Company and its affiliates, and any other service the Compensation Committee in its discretion recognizes. The annual retirement benefit payable under the SERP equals 60% of the average of the participant's highest three salary and bonus years with the Company or its affiliates, multiplied by a fraction (not greater than one) equal to (x) the participant's years of service over (y) 30, and subtracting the offset. The offset is the sum of (i) the participant's Social Security benefit, (ii) the amount of the participant's benefit from the Fingerhut Corporation Pension Plan and the Fingerhut Corporation Pension Excess Plan, (iii) 75% of the participant's balance in the Fingerhut Corporation Profit Sharing Plan,
(iv) the dollars credited or paid to the participant under the Fingerhut Corporation Profit Sharing Excess Plan and (v) 15% of the dollar amount by which the value of capital stock of the Company that the participant has received under the Company's compensation programs, and owns on or after January 1, 1996, exceeds 200% of such stock's value at the time of its acquisition by the participant, but disregarding the value of such stock in excess of 300% of its acquisition value, and excluding stock that the participant acquires and disposes of substantially simultaneously for the purpose of exercising options. Upon a change in control of the Company a termination of the participant's employment would be deemed to have occurred and, for purposes of determining eligibility for benefits, a participant that is at least 65 years old would be deemed to have completed five years of service. If a participant dies before the participant's employment terminates, the death will be treated as a termination of employment and the participant will be deemed to have completed five years of service. Payments under the SERP will be in the form of a single lump sum that is the actuarial equivalent of annual benefits payable, to be made as soon as practicable after the end of the year in which employment ends. The estimated annual benefits payable under the Plan upon retirement at age 65 for the Chief Executive Officer and each of the other four named executive officers, are as follows: Mr. Deikel, $276,000; Mr. Kaul, $0; Mr. Zebeck, $148,000; Mr. Moran, $0; and Mr. Johnson, $0. One actuarial assumption underlying these estimates is that these officers will remain participants in the SERP. Mr. Zebeck, as head of the Fingerhut Financial Services division, will no longer be a participant eligible for benefits if the Company completes its previously announced spinoff of this division. Mr. Kaul's estimated lump sum benefit is zero because his employment with the Company ended in February 1996. The estimates are also based on the assumptions that current salaries remain unchanged and that the Company will continue to grant stock options to its executives in a manner consistent with its historical practice.

The following table shows information concerning stock options granted during the fiscal year ended December 29, 1995 for the named executives.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL REALIZABLE
                                      INDIVIDUAL GRANTS                                             VALUE AT ASSUMED
                          NUMBER OF          % OF TOTAL                                        ANNUAL RATES OF STOCK PRICE
                         SECURITIES        OPTIONS GRANTED                                       APPRECIATION FOR OPTION
                         UNDERLYING              TO                                                       TERM
                           OPTIONS            EMPLOYEES       EXERCISE PRICE     EXPIRATION
NAME                   GRANTED (#)(a)          IN 1995           ($/SHARE)          DATE        5% ($)(b)      10% ($)(b)
Theodore Deikel            250,000              17.1%             $15.00          6/16/05       $2,357,500     $5,977,500
Rakesh K. Kaul (c)         225,000              15.4%             $15.00          6/16/05               --             --
Ronald N. Zebeck           105,000               7.2%             $15.00          6/16/05       $  990,150     $2,510,550
James B. Moran              50,000               3.4%             $15.00          6/16/05       $  471,500     $1,195,500
Andrew V Johnson            50,000               3.4%             $15.00          6/16/05       $  471,500     $1,195,500


(a) These options were granted under the 1995 Stock Option Plan as described in the Compensation Committee Report on Executive Compensation. The options vest 33-1/3% on the anniversary of the grant date and 33-1/3% annually thereafter. The shares listed for Mr. Zebeck include options for 55,000 shares granted in tandem with an option relating to the equity of Fingerhut Financial Services. These options vest 25% per year commencing March 21, 1994 and expire on the earlier of (i) exercise of the Fingerhut Financial Services option or (ii) March 21, 2001.

(b) These dollar amounts are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission from the market price on the date of grant and are not intended to forecast possible future appreciation of the Common Stock price. The gains to all shareholders as of December 29, 1995 over the period used in this chart would be $433,305,878 and $1,098,657,853, respectively, at the assumed 5% and 10% rates of stock price appreciation. All options reported in this chart were out of the money at December 29, 1995 and at the date of this proxy statement. The actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock.

(c) Mr. Kaul's options were forfeited upon his termination of employment in 1996.

The following table indicates for each of the named executives information concerning stock options exercised during 1995 and the number and value of exercisable and unexercisable in-the-money options as of December 29, 1995.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION VALUES

                                                                         VALUE OF
                                                       NUMBER OF       UNEXERCISED
                                                      UNEXERCISED      IN-THE-MONEY
                                                       OPTIONS AT       OPTIONS AT
                                                      12/29/95(#)     12/29/95($)(a)
                        SHARES
                       ACQUIRED
                     ON EXERCISE         VALUE        EXERCISABLE/     EXERCISABLE/
NAME                     (#)         REALIZED ($)    UNEXERCISABLE    UNEXERCISABLE
Theodore Deikel           --              --           4,144,202       $30,487,304
                                                         250,000                 0
Rakesh K. Kaul            --              --             134,500                 0
                                                         460,500                 0
Ronald N. Zebeck          --              --              13,750                 0
                                                          91,250                 0
James B. Moran            --              --              68,800       $    43,000
                                                          67,200       $    10,750
Andrew V Johnson          --              --              57,500       $   484,150
                                                          50,000                 0

(a) The value of unexercised in-the-money options represents the aggregate difference between the market value on December 29, 1995, based on the closing price of the Common Stock as reported on the New York Stock Exchange, and the applicable exercise or in-the-money prices.

Arrangements with Management. In consideration of Mr. Deikel's agreement to exercise stock options in December 1992, the Company agreed to pay Mr. Deikel additional compensation in an amount equal to the interest incurred on the personal loan taken out by him to fund the income tax liability incurred as a result of his exercise of the stock options, although not to pay a "tax gross up" on the amount of the additional compensation. The Company will pay such compensation until December 21, 1999, whether or not Mr. Deikel is an officer, director or employee of the Company. The proceeds of any sales of the shares acquired in the option exercise will be deemed to repay the loan and reduce the Company's obligation.

The Company granted Mr. Zebeck a tandem option, which vests over four years beginning March 1994, for either (a) 55,000 shares of the Company's common stock at an exercise price of $15 per share or (b) a 3.3% equity interest in the Financial Services Segment ("FFS") at an exercise price equal to two times the fair value of that interest at March 1994, adjusted for additional capital contributions to FFS since the initial value date. The exercise of either option terminates the other option. If Mr. Zebeck terminates his employment prior to FFS becoming a publicly held company, the FFS option would be settled in cash.

In the event Mr. Zebeck voluntarily resigns his employment within three years, he is obligated to repay the Company $490,500 (adjusted for taxes) reduced by an amount equal to 1/36 of the adjusted $490,500 for each completed month of employment with Fingerhut Financial Services Corporation.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information concerning ownership of the Company's Common Stock is furnished as of March 20, 1996 (except as otherwise indicated) with respect to (i) all persons known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each of the current directors and nominees for director of the Company; (iii) each of the named executives and (iv) all directors and executive officers as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 of the Securities and Exchange Commission, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days.

                                         NUMBER OF SHARES
NAME                                    BENEFICIALLY OWNED   PERCENT OF CLASS
FMR Corp.
82 Devonshire Street
Boston, MA 02109                           6,705,300 (1)           14.4%

Manning & Napier Advisors, Inc.
1100 Chase Square
Rochester, NY 14604                        4,982,298 (2)           10.7%

The Equitable Companies Incorporated
787 Seventh Avenue
New York, NY 10019                         4,766,250 (3)           10.3%

Theodore Deikel                            5,593,918 (4)           11.1%

Wendell R. Anderson                            5,000 (5)             (6)

Edwin C. Gage                                 41,900 (7)             (6)

Stanley S. Hubbard                             5,000 (5)             (6)

Richard M. Kovacevich                         35,000 (5)             (6)

Dudley C. Mecum                                6,000 (5)             (6)

Andrew V Johnson                              71,062 (8)             (6)

Rakesh K. Kaul                                    --                 --

James B. Moran                                85,918 (8)             (6)

Ronald N. Zebeck                              49,597 (8)             (6)

All directors and executive officers
as a group (16 persons)                    6,175,620 (9)           12.1%


(1) Based on a Schedule 13G dated February 14, 1996 prepared by FMR Corp. indicating that these shares are beneficially owned by two of its subsidiaries, Fidelity Management & Research Company, an investment adviser (6,468,200 shares) and Fidelity Management Trust Company (237,100 shares).

(2) Based on a Schedule 13G dated February 29, 1996 prepared by Manning & Napier Advisors, Inc.

(3) Based on a Schedule 13G dated February 9, 1996 prepared by The Equitable Companies Incorporated indicating that these shares are held by two of its subsidiaries, Alliance Capital Management L.P., an investment adviser (4,596,250 shares), and The Equitable Life Assurance Society of the United States (170,000 shares).

(4) Includes 4,144,202 shares that Mr. Deikel has the right to acquire within 60 days of March 20, 1996 through the exercise of stock options. Share ownership shown does not include 2,325 shares held by Mr. Deikel's son, as to which he disclaims beneficial ownership.

(5) The numbers of shares beneficially owned by each of Messrs. Anderson, Gage, Hubbard, Kovacevich and Mecum include 5,000 shares that such directors have the right to acquire within 60 days of March 20, 1996 through the exercise of stock options.

(6)  Less than 1% of the outstanding Common Stock.

(7) Share ownership shown does not include 6,900 shares held by Mr. Gage's wife, as to which he disclaims beneficial ownership.

(8) The numbers of shares beneficially owned by each of Messrs. Johnson, Moran and Zebeck include 57,500, 68,800 and 27,500 shares, respectively, that such officers have the rights to acquire within 60 days of March 20, 1996 through the exercise of stock options.

(9) Includes 4,503,702 shares that the executive officers have the right to acquire within 60 days of March 20, 1996 through the exercise of stock options.

Compliance with Section 16. The Company believes that during 1995, all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and greater than ten percent beneficial owners were complied with.


              ARRANGEMENTS AND TRANSACTIONS WITH RELATED PARTIES

Wendell Anderson, a member of the Company's Board of Directors, provides certain governmental and regulatory affairs consulting services to the Company, for which he was paid $144,000 in 1995.

The Company leases office space for one of its telemarketing centers and warehouse space from Carlson Real Estate Company, a partnership owned by various members of the immediate family of Edwin C. Gage, including Mr. Gage. Rental expense for 1995 under these leases was approximately $1,882,000. The Company believes the terms of the leases are at least as favorable to the Company as it could have received from an unrelated third party. The annual rental amount is not material to either the Company or Carlson Real Estate Company.

For a number of years, the Company has had regular banking relationships with Norwest Bank Minnesota, N.A. ("Norwest Bank"), a subsidiary of Norwest Corporation. Richard M. Kovacevich is President and Chief Executive Officer of Norwest Corporation. Norwest Bank is one of the lending banks and is a letter of credit issuing bank under the Company's revolving credit and letter of credit facility and is also the registrar and transfer agent with respect to the Company's common stock. The Company and its subsidiaries also maintain a number of depository and checking accounts with Norwest Bank or its affiliates.

The Company paid Norwest Bank approximately $2,281,000 with respect to these services and relationships for the 1995. The Company believes the terms of the various banking relationships, and the fees paid, are at least as favorable to the Company as it could have received from an unrelated third party. The amount paid is not material to either the Company or Norwest Corporation.


                                 PROPOSAL 2:
                   RATIFICATION OF APPOINTMENT OF AUDITORS

At the Annual Meeting a vote will be taken on the proposal ratifying the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent auditors of the Company and its subsidiaries for the fiscal year ending December 27, 1996.

KPMG Peat Marwick LLP have served as the Company's independent auditors since 1989. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement and answer appropriate shareholder questions. Shareholders may submit questions concerning the financial statements of the Company either orally at the Annual Meeting or in writing before the Annual Meeting.


              SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Proposals of shareholders intended to be presented at the next annual meeting of shareholders must be received in the Company's principal executive offices no later than November 28, 1996 for inclusion in the Company's proxy materials. Proposals should be mailed to Fingerhut Companies, Inc., 4400 Baker Road, Minnetonka, Minnesota 55343, Attention: Secretary.

PLEASE SIGN AND DATE THE ENCLOSED PROXY (OR VOTING INSTRUCTIONS CARD) AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR THAT PURPOSE.


                              BY ORDER OF THE BOARD OF DIRECTORS


                              /s/ John K. Ellingboe
                              John K. Ellingboe
                              Secretary


March 28, 1996

Printed On
Recycled Paper With
Post-Consumer Content


PROXY

                          FINGERHUT COMPANIES, INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints THEODORE DEIKEL and JOHN K. ELLINGBOE as Proxies each with the power to appoint his substitute, and hereby authorizes them to vote all of the shares of Common Stock of Fingerhut Companies, Inc. the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 15, 1996, or any adjournment thereof, as specified below on the following matters which are further described in the Proxy Statement related hereto:


1. ELECTION OF DIRECTORS


[ ] FOR all nominees listed below
    (except as marked to the contrary)

[ ] WITHHOLD AUTHORITY
    to vote for all nominees listed below

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
                  A LINE THROUGH HIS NAME IN THE LIST BELOW:

            THEODORE DEIKEL   WENDELL R. ANDERSON   EDWIN C. GAGE

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY:

                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING.


                                    (over)

                         (continued from other side)


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MATTER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN ITEM 1 AND FOR PROPOSAL 2. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by partner or other authorized person.

                                             Dated: ______________________, 1996


                                             ___________________________________
                                                         Signature


                                             ___________________________________
                                                  Signature if held jointly


                                             PLEASE MARK, SIGN, DATE AND RETURN
                                             THIS PROXY CARD PROMPTLY IN THE
                                             ENCLOSED ENVELOPE.

PROXY CARD STUB:
                          FINGERHUT COMPANIES, INC.
                             1996 ANNUAL MEETING
                              Minneapolis Hilton
                         1001 Marquette Avenue South
                            Minneapolis, Minnesota
                                 MAY 15, 1996
                           11:00 A.M. CENTRAL TIME